Exhibit 21.1

USA Mobility, Inc. and Subsidiaries
Legal Entity Chart


USA MOBILITY, INC.
P
Arch Wireless, Inc.
H
USA Mobility Wireless, Inc.
O
Metrocall Ventures, Inc.
H
Paging Network Canadian Holdings, Inc.
H
10%
Madison Telecommunications Holdings, Inc. (Canadian)
CO
100%
GTES, LLC
Paging Network of Canada, Inc. (Canadian)
CO
GTES, Inc. (Canadian)
CO

P – Parent Company
H – Holding Company
O – Operating Company
CO – Canadian Operating Company